Exhibit 99

United Bancorp, Inc.

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK Fax: 740/633-1448
We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:            11:00 AM            April 16, 2015

Subject:	United Bancorp, Inc. Declares its Second Quarter Regular Cash Dividend Payment at $0.09 per Share and Reports on Annual Shareholder and Reorganization Meetings

MARTINS FERRY, OHIO ¿¿¿ On April 15, 2015, the Board of Directors of United Bancorp, Inc. (UBCP) declared the second quarter dividend payment of $0.09 per share for shareholders of record on June 10, 2015 with a payment date of June 19, 2015. This payment is equal to the cash dividend paid in the first quarter of this year and is greater than the $0.08 per share paid in the second quarter of last year. This payment also represents an annualized cash dividend of $0.36 which provides a current yield to shareholders of 4.56% based on the most recent quarter-end market value per share.

Scott A. Everson, President and CEO announced the Shareholders of UBCP at the Annual Meeting held that date elected Directors for the following year including himself; Gary W. Glessner, CPA and Managing Member of Glessner and Associates, PLLC; John M. Hoopingarner, Executive Director, Muskingum Watershed Conservancy District; Samuel J. Jones, Athletic Club Owner; Terry A. McGhee, Past President and CEO, Westerman, Inc.; Matthew C. Thomas, President, M.C. Thomas Insurance Agency and Richard L. Riesbeck, Chairman of the UBCP Board of Directors and President, Riesbeck Food Markets, Inc.

The following officers were appointed at the UBCP Reorganization Meeting: Scott A. Everson, President and Chief Executive Officer; Matthew F. Branstetter, Sr. Vice President – Chief Operating Officer; Randall M. Greenwood, Sr. Vice President – Chief Financial Officer & Treasurer; Seth R. Abraham, Vice President – Chief Human Resource Officer; Elmer K. Leeper, Vice President – Chief Retail Banking Officer; Michael A. Lloyd, Vice President – Chief Information Officer and Lisa A. Basinger, Corporate Secretary.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $416.9 million and total shareholder’s equity of approximately $40.7 million as of March 31,

2015. Through its single bank charter with its eighteen banking offices, a dedicated training center and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens and Fairfield and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson, and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109. Please visit our web site www.unitedbancorp.com for more information.